Exhibit 99.1

NEWS

ANADARKO ANNOUNCES BOARD OF DIRECTORS ELECTION AND RETIREMENT

HOUSTON, Feb. 11, 2015 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Mark C. McKinley to serve as an independent director of the company, effective Feb. 11, 2015. McKinley also was appointed a member of the Board’s Audit Committee.

“Mark’s entrepreneurial, operational and business achievements during his long history in domestic and international oil and natural gas development bring valuable perspective to the Anadarko Board of Directors,” said Anadarko Chairman, President and CEO Al Walker. “We are fortunate to have Mark join our Board.”

MARK C. McKINLEY

McKinley, 58, has served as Managing Partner of MK Resources LLC, a private oil and gas development company specializing in the recovery and production of crude oil and the development of unconventional resource projects, for more than ten years. Since October 2007 he has served as a director of Buckeye GP, LLC, the general partner of Buckeye Partners, L.P., a publicly traded midstream master limited partnership. He also is the founder and President of Labrador Oil Company, a private oil and natural gas exploration and development firm. Mr. McKinley currently serves on the Boards of Directors of the Merrymac McKinley Foundation and the Tip of the Spear Foundation.

BOARD RETIREMENT

Anadarko also announced that Charles W. “Chip” Goodyear will retire at the close of Anadarko’s annual stockholder meeting in May. “We are grateful for Chip’s contributions to the Board and service to Anadarko’s stakeholders,” said Walker. “We wish Chip the very best in his future endeavors.”

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544

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